Exhibit 99.1

Contact:
Darrel Slack
Chief Financial Officer
Centillium Communications, Inc.
(510) 771-3917
darrel@centillium.com

CENTILLIUM COMMUNICATIONS ANNOUNCES
SECOND QUARTER 2003 FINANCIAL RESULTS

FREMONT, Calif., July 29, 2003 - Centillium Communications, Inc. (Nasdaq: CTLM), innovator of broadband communications technology, today reported its second quarter 2003 financial results.

Revenues for the quarter ended June 30, 2003 were $33.9 million, a 22% increase from the $27.8 million of revenues for the first quarter of 2003, and a decrease of 1% from revenues of $34.4 million for the second quarter of 2002.

Under generally accepted accounting principles (GAAP), the net loss for the second quarter of 2003 was $511,000, or $0.01 per share, compared with a net loss of $3.0 million, or $0.08 per share, for the first quarter of 2003 and a net loss of $7.4 million, or $0.21 per share, for the second quarter of 2002. The net loss for the six months ended June 30, 2003 was $3.5 million, or $0.10 per share, compared to a net loss of $17.5 million, or $0.51 per share, for the first six months of 2002.

The 22% sequential increase in second quarter 2003 revenues was primarily a result of growth in sales to both Japan and China. "The second quarter marked several notable milestones for Centillium. In China, we shipped our first full quarter of production quantities of DSL products, and in Japan, we successfully migrated our customers into production with our new products that enable 24+ megabit per second (Mbps) DSL services," said Faraj Aalaei, CEO and Co-founder of Centillium.

During the second quarter, the DSL services market in Japan continued to grow, adding approximately 1.2 million new subscribers, for a total of 8.3 million lines in use at the end of June. "As service providers in Japan have transitioned from 1.5 Mbps to 8 Mbps and then to 12 Mbps, the introduction of new, higher rate DSL services has historically been a catalyst for faster DSL subscriber growth. In addition, the technology enabling these new, higher rate services has been driving DSL equipment replacement for Japan's expanding subscriber base," continued Aalaei. Last month, all major DSL service providers in Japan announced new 24+ Mbps Internet access beginning in late July, further extending Japan's leading position in DSL technology and service.

In the second quarter, the Company announced its new MaximusTM central office and Palladia 220TM customer premise chipsets. Together with Centillium's ExtremeDSLMAX TM technology, Maximus and Palladia 220 enable internet access at speeds of up to 50 Mbps. These new products also extend the reach of DSL services up to 22,000 feet from the telephone company's central office. Extended reach can lower the service providers' cost and improves their revenue opportunity by allowing them to expand the service area of each central office facility. In the second quarter Centillium also announced the introduction of Entropia III TM, its fourth-generation Voice-over-IP (VoIP) processor which supports over 1,000 VoIP channels on a single chip.

A conference call discussing the second quarter 2003 results will follow this release at 2:30 p.m. Pacific time (5:30 p.m. Eastern time). An audio webcast of the call will be available simultaneously on Centillium's website under investor relations at www.centillium.com. A replay will also be available on the above website approximately two hours after the conclusion of the conference call.

About Centillium Communications

Centillium Communications, Inc. combines technical innovation and customer commitment to make broadband communications - in business and at home - a practical reality. The Company designs and markets communications chipsets for Digital Subscriber Line (DSL) central office and customer premises equipment and for carrier- and enterprise-class Voice over Packet (VoP) gateways and switches. The Centillium Communications headquarters are located at 47211 Lakeview Blvd., Fremont, CA 94538. Additional information is available at www.centillium.com.

Forward Looking Statements

Except for statements of historical fact, this release includes statements that are forward-looking statements within the meaning of U.S. Federal securities laws, including statements relating to the introduction of Centillium's Maximus, Palladia 220 and Entropia III products and eXtremeDSLMAX technology and the expected DSL subscriber additions and equipment replacement rates in Japan and other countries. Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including without limitation the risks and uncertainties relating to rate and breadth of deployment of broadband access in general and Centillium's DSL technology solutions in particular; the effects of the introduction of additional DSL standards in Japan, including whether the version of DSL employed by the Company will remain dominant; Centillium's ability to continue and expand on its relationships with communications equipment manufacturers; and the successful development and market acceptance of Centillium's new products and technology. Centillium undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Information about potential factors that could affect Centillium's financial results is included in Centillium's Annual Report on Form 10-K/A and in other documents on file with the Securities and Exchange Commission.

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Centillium Communications, Maximus, Palladia, eXtremeDSL, eXtremeDSLMAX, Entropia III, and the Centillium Logo are trademarks of Centillium Communications, Inc.

Copyright 2003 Centillium Communications, Inc. All rights reserved.

Centillium Communications, Inc.
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

                                                                                 For the Six
                                              For the Three Months Ended         Months Ended
                                            -------------------------------  --------------------
                                             6/30/03    3/31/03    6/30/02    6/30/03    6/30/02
                                            ---------  ---------  ---------  ---------  ---------
Net revenues                               $  33,928  $  27,829  $  34,413     61,757  $  57,019
Cost of revenues                              17,870     14,276     21,283     32,146     33,349
                                            ---------  ---------  ---------  ---------  ---------
Gross profit                                  16,058     13,553     13,130     29,611     23,670
  Gross profit margin                           47.3%      48.7%      38.2%      47.9%      41.5%

Operating expenses:
Research and development                      11,294     11,585     14,360     22,879     27,969
Sales and marketing                            3,192      2,789      4,107      5,981      9,005
General and administrative                     2,264      2,380      2,501      4,644      5,544
Amortization of
acquisition related intangibles                   41         42         41         83         83
                                            ---------  ---------  ---------  ---------  ---------
Total operating expenses                      16,791     16,796     21,009     33,587     42,601
                                            ---------  ---------  ---------  ---------  ---------
Operating loss                                  (733)    (3,243)    (7,879)    (3,976)   (18,931)

Interest and other, net                          247        324        502        571      1,012
Gain on non-current investment                    --         --         --         --        440
                                            ---------  ---------  ---------  ---------  ---------
Loss before income taxes                        (486)    (2,919)    (7,377)    (3,405)   (17,479)

Provision for income taxes                        25         41         27         66         51
                                            ---------  ---------  ---------  ---------  ---------
Net loss                                   $    (511) $  (2,960) $  (7,404)    (3,471) $ (17,530)
                                            =========  =========  =========  =========  =========

Basic and diluted net loss per share       $   (0.01) $   (0.08) $   (0.21)     (0.10) $   (0.51)
                                            =========  =========  =========  =========  =========

Weighted average shares of common
stock outstanding used in computing
basic and diluted net loss per share          35,819     35,235     34,538     35,527     34,416
                                            =========  =========  =========  =========  =========
  The three months ended 6/30/03 includes expenses of $376,000 for amortization of deferred stock compensation.
  The three months ended 3/31/03 includes expenses of (i) $301,000 for amortization of deferred stock compensation and (ii) $245,000 for restructuring charges.
  The three months ended 6/30/02 includes expenses of (i) $1,392,000 for amortization of deferred stock compensation (ii) $6,000 for stock based compensation and related payroll tax expense and (iii) $2,700,000 for product obsolescence.
  The six months ended 6/30/03 includes expenses of $677,000 for amortization of deferred stock compensation and (ii) $245,000 for restructuring charges.
  The six months ended 6/30/02 includes expenses of (i) $3,203,000 for amortization of deferred stock compensation (ii) $313,000 for stock based compensation and related payroll tax expense and (iii) $2,700,000 for product obsolescence.

Centillium Communications, Inc.
Summary Financial Data - Unaudited
(In thousands)

                                                             June 30,    December 31
                                                               2003          2002
                                                           ------------  ------------
Balance Sheet Data:
 Cash, cash equivalents and short-term investments        $     99,185  $    102,002
 Accounts receivable, net                                       18,256         2,864
 Inventories                                                     4,001         4,130
 Other assets                                                   12,820        13,443
                                                           ------------  ------------
 Total assets                                             $    134,262  $    122,439
                                                           ============  ============

 Accounts payable                                         $     12,420  $      8,485
 Accruals and other current liabilities                         23,244        19,338
 Other long-term liabilities                                       213           793
                                                           ------------  ------------
 Total liabilities                                              35,877        28,616

 Total stockholders' equity                                     98,385        93,823
                                                           ------------  ------------
 Total liabilities and stockholders' equity               $    134,262  $    122,439
                                                           ============  ============